 Filed Pursuant to Rule 424(b)(1)
Registration No. 333-145146
DATED: SEPTEMBER 14, 2007

PROSPECTUS

RED ROCK PICTURES HOLDINGS, INC.
18,224,334 SHARES OF
COMMON STOCK

This prospectus relates to the resale of 16,433,726 shares of our common stock issuable to IFG Opportunity Fund, LLC (“IFG”) under our Equity Distribution Agreement (“Agreement”) as well as 100,000 shares issued to IFG in consideration for such Agreement. The Company is also registering 108,745 shares of common stock, per share held by Cornell Capital and 56,247 shares underlying warrants issuable to Cornell Capital Partners, LP.   The Company is also registering 3,750 shares issued to Newbridge Securities Corporation.  The Company is also registering 1,524,866 shares of our common stock held by three shareholders. The Selling Securityholders may sell their common stock from time to time at prevailing market prices.

The Company is not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from this offering. The Company will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement entered into as of July 6, 2007 with IFG.  All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On August 1, 2007, the last reported sale price of our common stock was $.78 per share.  Our common stock is presently listed on the Over-the-Counter Bulletin Board under the symbol “RRPH.” As of August 29, 2007, the Company has 62,462,495 shares of common stock outstanding and had 56,247 shares of common stock underlying outstanding warrants.

IFG Opportunity Fund, LLC is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock it acquires pursuant to the Equity Distribution Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state securities laws or that an exemption from registration is available.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date Of This Prospectus Is: September 17, 2007

i

ABOUT OUR COMPANY

Maneki Mining (“Maneki”) was originally incorporated in Nevada on November 22, 2004 as a development stage company in the business of mineral exploration.  In August 2006 Red Rock Pictures, Inc. consummated a share exchange agreement, whereby 100% of its shares were acquired by Maneki in exchange for 1,800,000 shares of Maneki (the “Share Exchange Agreement”).  On October 31, 2006, Maneki filed a certificate of amendment, changing the legal name of the corporation to Red Rock Pictures Holdings Inc. (“Us, We, Our, Red Rock or the Company”).

The Company is engaged in the finance, production, distribution and marketing of filmed entertainment products, including theatrical motion pictures, television programs, home video products, and digitally delivered entertainment and media.  The Company was founded in 2006 to leverage the experience and expertise of its management team and exploit emerging opportunities in traditional and digital media and entertainment. Our primary business model centers around the control of entertainment properties that the Company may develop, acquire, produce and/or finance.

Development activities are a fundamental building block to our future financial success. The Company will devote significant resources to identifying and developing material to be produced.  The Company will be involved in the funding of motion pictures and other entertainment and media properties, both for its own library and development activities as well as in partnership with outside producers. Once a project developed and financing is committed, either through internal sources or through licensing and pre-selling the project to the exhibition, television, home entertainment and other markets, the Company will attempt to produce at the lowest possible cost consistent with the quality that it seeks to achieve. The Company avoids the substantial overhead of major studios by maintaining only a small staff and engaging production staff only as required.

The Company currently does not have any revenues.  However, the Company expects to derive our revenues from the worldwide exploitation of our entertainment properties across multiple media and distribution channels.  The Company expects to receive revenue from all of the following sources on a project-by-project basis:

w        Producer and production fees for our services in the creation and production of motion pictures, television and other media;

w       Royalties and participations in the future earnings of the properties that the Company develops, produces and/or finances;

w        Interest and fees associated with our financing activities;

w       Royalty payments from merchandising of consumer products bearing the logos, brands, and other forms of intellectual property from our company’s films, television programs and archives; and

w       Royalties and license payments from exploitation of soundtrack and music publishing rights for music from our company’s films, television programs and archives.

Summary of the Offering

This offering relates to the sale of common stock by selling stockholders consisting of (i) 16,433,726 shares of common stock which may be purchased by IFG Opportunity Fund, LLC from us under the Equity Distribution Agreement; (ii) 100,000 to IFG Opportunity Fund, LLC in consideration for entering the Equity Distribution Agreement. (iii) 108,475 shares which were issued to Cornell Capital Partners, LP upon the signing of the Standby Equity Distribution Agreement as a commitment fee and 56,247 shares underlying warrants, with an exercise price of $2.668 per share, with a five year term which were issued to Cornell Capital Partners, LP upon the signing of the Standby Equity Distribution Agreement ;  (iv) 3,750 shares which were issued to Newbridge Securities Corp., as a placement agent fee, in connection with the Standby Equity Distribution Agreement with Cornell  (v) 1,000,000 shares issued to National Lampoon; (vi) 260,933 shares issued to N. Williams Family Investments, L.P.; and (vii) 260,933 shares issued to Dan Laikin.

Equity Distribution Agreement with IFG Opportunity Fund, LLC

Pursuant to the Equity Distribution Agreement, the Company may, in its discretion, periodically issue and sell to IFG Opportunity Fund, LLC (“IFG”) shares of common stock for a total purchase price of up to $25 million. The Company understand that IFG intends to sell any shares purchased under the Equity Distribution Agreement at the then prevailing market price.  There are substantial risks to investors as a result of the issuance of shares of common stock under the Equity Distribution Agreement. These risks include dilution of stockholders, significant decline in our stock price and the inability to draw sufficient funds when needed.

The Company is obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the shares issued to IFG, the Placement agent shares and the shares underlying the warrant within 60 days after the closing date. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 180 days after the closing date. The Company shall have an ongoing obligation to register additional shares of our common stock as necessary underlying the advances.

The Company will use the proceeds for working capital and to finance film productions of other companies.  The Company cannot predict the total amount of proceeds to be raised in this transaction because the Company has not determined the total amount of the advances the Company intends to draw. All fees and expenses under the Equity Distribution Agreement will be borne by the Company.

Standby Equity Distribution Agreement with Cornell Capital Partners

On April 5, 2007, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP (the “Investor”). Pursuant to this Agreement, the Investor has committed to purchase up to $20,000,000 of our common stock over the course of twenty-four (24) months. The amount that the Company shall be entitled to request from each purchase (“Advance”) shall be up to $2,000,000.  The advance date shall be the date that the Investor receives an advance notice of a draw down by us. The purchase price shall be set at ninety-seven percent (97%) of the market price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the advance notice date. There are advance restrictions applied on days between the advance date and the closing date with respect to that particular advance. During this time, the Company shall not be entitled to deliver another advance notice. On each Advance Date the Company shall pay to the Investor, directly out of the gross proceeds of each Advance, an amount equal to five percent (5%) of the amount of each Advance.

The Company issued to the Investor a warrant to purchase 56,247 shares of the Company’s Common Stock at an exercise price of $2.6668 (the “Warrant”).   In addition, the Company issued to the Investor 108,745 shares of the company’s common stock  which are held in escrow until the earlier of (i) the effectiveness of the registration statement, as this term is defined in the registration rights agreement or (ii) one hundred twenty (120) days from the date hereof (collectively referred to as the “calculation date”).  In the event that such calculation will result in the issuance of a greater number of shares of the Company’s common stock than the Investor’s shares, the Company shall issue to the Investor the Investor’s shares and an additional number of shares of the Company’s common stock equal to the difference between the number of Investor’s shares and two hundred ninety thousand dollars ($290,000) divided by the VWAP of the Company’s common stock, as quoted by Bloomberg, LP, on the calculation date.  In the event that two hundred ninety thousand dollars ($290,000) divided by the VWAP of the Company’s common stock, as quoted by Bloomberg, LP, on the calculation date equals shares of the Company’s common stock in an amount less than the investor’s shares held in escrow , then the escrow agent shall return such Investor’s shares to the Company’s transfer agent and request that they issue directly to the Investor, within five (5) business days  of the calculation date, the reduced Investor’s shares.

The Company engaged Newbridge Securities Corporation to act as the company’s exclusive placement agent in connection with the sale of the Company’s common stock to the Investor.  As compensation for these services, the Company issued a total of 3,750 shares of the Company’s common stock.

The Company was obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the Investors shares, the Placement agent shares and the shares underlying the warrant within 30 days after the closing date. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing date.   On July 6, 2007, the Company entered into the agreement with IFG and therefore the Company has not registered the shares of common stock underlying the Standby Equity Distribution Agreement with Cornell at this time.  In the future, the Company may file another registration statement to register these shares if it decides to use this equity line.

 There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement in exchange for a cash payment of a particular size. That is, as our stock price declines, the Company would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given draw-down.

	Market Price: $1.25	Market Price: $.9375	Market Price: $0.625	Market Price: $0.3125
No. of Shares (1):	20,000,000	26,666,667	40,000,000	80,000,000
Percent Outstanding (3):	31.65%	42.20%	63.30%	126.60%
Net Cash to Access (4):	20,000,000	20,000,000	20,000,000	20,000,000

(1)	Represents the number of shares of common stock which could be issued to IFG Opportunity Fund, LLC under the Equity Distribution Agreement at the prices set forth in the table.

(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding as of September 14, 2007 (63,192,495).

(4)	Net cash equals the gross proceeds minus approximately $50,000 in offering expenses.

SUMMARY OF THE OFFERING

Common Stock Offered	18,224,334 shares by the selling stockholders.

Offering Price	Market Price

Common Stock Outstanding Before the Offering	63,192,495 shares as of September 14, 2007

Use of Proceeds
The Company will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds received from the sale of common stock under the Standby Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 4.

Over-the-Counter Bulletin Board symbol	RRPH

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the year ended August 31, 2006 are derived from our audited financial statements. The statement of operations and balance sheet data through May 31, 2007 are derived from our unaudited financial statements.

	For the Period From August 18, 2006 (Date of Inception) to May 31, 2007 (unaudited)	For the Nine Months Ended May 31, 2007 (unaudited)	For the Year Ended August 31, 2006
STATEMENT OF OPERATIONS

Revenues	57,144	57,144	0
Total Operating Expenses	3,400,446	3,384,836	15,610
Net Loss	(3,343,302)	(3,327,692)	(15,610)

	As of August 31, 2006	As of May 31, 2007 (unaudited)
BALANCE SHEET DATA

Cash	1,085	2,357
Total Assets	1,905	1,799,379
Total Liabilities	23,666	68,152
Stockholders’ Equity	21,761	1,799,379

WHERE YOU CAN FIND US

Our corporate offices are located at 8228 Sunset Boulevard, 3rd Floor, Los Angeles, California 90046. Our telephone number is (323)790-1813.

RISK FACTORS

Risks Associated with our Operations

We have a limited operating history in which to evaluate our business.

The Company were incorporated in Nevada in August 2006 and the Company has nominal revenues to date and has a limited operating history upon which an evaluation of our future success or failure can be made.  No assurances of any nature can be made to investors that the company will be profitable.

The Company will require additional funds to achieve our current business strategy and our inability to obtain additional financing could cause us to cease our business operations.

The Company will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. However, at this time, the Company can not determine the amount of additional funding necessary to implement such plan. The Company intends to assess such amount at the time the Company will implement our business plan. Furthermore, the Company intends to effect future acquisitions with cash and the issuance of debt and equity securities. The cost of anticipated acquisitions may require us to seek additional financing. The Company anticipates requiring additional funds in order to fully implement our business plan to significantly expand our operations. The Company may not be able to obtain financing if and when it is needed on terms the Company deems acceptable. Our inability to obtain financing would have a material negative effect on our ability to implement our acquisition strategy, and as a result, could require us to diminish or suspend our acquisition strategy.

If the Company is unable to obtain financing on reasonable terms, the Company could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material negative effect on our business, operating results, or financial condition to such extent that the Company is forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

If the Company is unable to retain the services of our executive officer, Robert Levy, or if the Company is unable to successfully recruit qualified managerial personnel and employees with experience in business and the entertainment industry, the Company may not be able to continue our operations.

Our success depends solely upon the continued service of Robert Levy, our sole officer and director.  Loss of Mr. Levy’s services will have a material adverse effect on our growth, revenues, and prospective business. The Company do not maintain key-man insurance on the life of our executive officer. In addition, in order to successfully implement and manage our business plan, the Company will be dependent upon, among other things, successfully recruiting qualified managerial personnel and employees with experience in business and the entertainment industry. Competition for qualified individuals is intense. There can be no assurance that the Company will be able to find, attract and retain existing employees or that the Company will be able to find, attract and retain qualified personnel on acceptable terms.

It is likely that additional shares of our stock will be issued in the normal course of our business development, which will result in a dilutive affect on our existing shareholders.

The Company will issue additional stock as required to raise additional working capital in order to secure intellectual properties, undertake company acquisitions, recruit and retain an effective management team, compensate our officers and directors, engage industry consultants and for other business development activities.

If the Company fails to adequately manage our growth, the Company may not be successful in growing our business and becoming profitable.

The Company expects our business and number of employees to grow over the next year. The Company expects that our growth will place significant stress on our operation, management, employee base and ability to meet capital requirements sufficient to support our growth over the next 12 months. Any failure to address the needs of our growing business successfully could have a negative impact on our chance of success.

If the Company acquires or invest in other businesses, the Company will face certain risks inherent in such transactions.

The Company may acquire, make investments in, or enter into strategic alliances or joint ventures with, companies engaged in businesses that are similar or complementary to ours. If the Company makes such acquisitions or investments or enter into strategic alliances, the Company will face certain risks inherent in such transactions. For example, the Company could face difficulties in managing and integrating newly acquired operations.

Additionally, such transactions would divert management resources and may result in the loss of artists or songwriters from our rosters. The Company cannot assure you that if the Company makes any future acquisitions, investments, strategic alliances or joint ventures that they will be completed in a timely manner, that they will be structured or financed in a way that will enhance our creditworthiness or that they will meet our strategic objectives or otherwise be successful. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both.

Risks Associated with Our Common Stock

The sale or issuance of a substantial number of shares may adversely affect the market price for our common stock.

Sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock.  The Company expect that the Company will likely issue a substantial number of shares of our capital stock in financing transactions in under the  Equity Distribution Agreement, when effective, in order to fund our operations and the growth of our business.  The Company may also continue to pay for certain goods and services with equity, which would dilute your interest in us.  Also, sales of the shares issued in this manner could negatively affect the market price of our stock.

Sales of our shares of common stock under the Equity Distribution Agreement could result in significant dilution to the existing shareholders.

The issuance of shares of our common stock under the Equity Distribution Agreement, when effective will dilute our existing stockholders and the issuance or even potential issuance of such shares could have a negative effect on the market price of our common stock.  As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock the Company will have to issue under the Equity Distribution Agreement to draw-down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

The Company do not intend to pay cash dividends on our common stock in the foreseeable future.

Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of the Board of Directors. The Company does not anticipate paying cash dividends on our common stock in the foreseeable future. Furthermore, the Company may incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

Sales of our stock under the Equity Distribution Agreement, when effective, could encourage short sales by third parties which could contribute to the future decline of our stock price.

In many circumstances, the provisions of an Equity Distribution Agreement have the potential to cause significant downward pressure on the price of our common stock. This is especially true if the shares being placed into the market exceed the market’s ability to buy the increased stock. Such an event could place further downward pressure on the price of our common stock. The Company may request numerous draw-downs pursuant to the terms of the Equity Distribution Agreement when effective. Even if the Company uses the Equity Distribution Agreement to invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our common stock, the price will decline.

Ours common stock may be affected by limited trading volume and may fluctuate significantly, which may affect our shareholders' ability to sell shares of their common stock.

Prior to the date of this prospectus, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to its operating performance. In addition, the Company believes that factors such as quarterly fluctuations in its financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that the Company will have poor results in the future.  The Company cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The market factors may negatively impact on our shareholders' ability to sell shares of our common stock.

Our common stock is deemed to be "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. This classification may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stocks:

☐	With a price of less than $5.00 per share;

☐	That are not traded on a "recognized" national exchange;

☐	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

☐
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

IFG will pay less than the then-prevailing market price of our common stock under the equity distribution agreement.

 IFG will retain 3% from each advance under the Equity Distribution Agreement and shall receive the stock at a three (3%) percent discount from market. These discounted sales could cause the price of our common stock to decline.

On July 6, 2007, the Company entered into the agreement with IFG and therefore the Company has not registered the shares of common stock underlying the Standby Equity Distribution Agreement with Cornell at this time.  In the future, the Company may file another registration statement to register these shares if it decides to use this equity line.  These discounted sales may cause our stock price to decline.

IFG may sell our shares of common stock prior to the date the stock is delivered to it.

IFG is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that the Company delivers an advance notice to IFG, which is prior to the date the stock is delivered to IFG. IFG both may sell such shares any time after the Company delivers an advance notice. Accordingly, IFG may sell such shares during the pricing period. Such sales may cause our stock price to decline.

On July 6, 2007, the Company entered into the agreement with IFG and therefore the Company has not registered the shares of common stock underlying the Standby Equity Distribution Agreement with Cornell at this time.  In the future, the Company may file another registration statement to register these shares if it decides to use this equity line.  Such sales may cause our stock price to decline.

Risks Associated with the Entertainment, Media and Communications Industries

Competition from providers of similar products and services could materially adversely affect our revenues and financial condition.

The industry in which the Company competes is a rapidly evolving, highly competitive and fragmented market, which is based on consumer preferences and requires substantial human and capital resources. The Company expects competition to intensify in the future. There can be no assurance that the Company will be able to compete effectively.  The Company believes that the main competitive factors in the entertainment, media and communications industries include effective marketing and sales, brand recognition, product quality, product placement and availability, niche marketing and segmentation and value propositions. They also include benefits of one's company, product and services, features and functionality, and cost. Many of our competitors are established, profitable and have strong attributes in many, most or all of these areas. They may be able to leverage their existing relationships to offer alternative products or services at more attractive pricing or with better customer support. Other companies may also enter our markets with better products or services, greater financial and human resources and/or greater brand recognition. Competitors may continue to improve or expand current products and introduce new products. The Company may be perceived as relatively too small or untested to be awarded business relative to the competition. To be competitive, the Company will have to invest significant resources in business development, advertising and marketing.  The Company may also have to rely on strategic partnerships for critical branding and relationship leverage, which partnerships may or may not be available or sufficient. The Company cannot assure that it will have sufficient resources to make these investments or that the Company will be able to make the advances necessary to be competitive. Increased competition may result in price reductions, reduced gross margin and loss of market share. Failure to compete successfully against current or future competitors could have a material adverse effect on the Company’s business, operating results and financial condition.

The speculative nature of the entertainment, media and communications industry may result in our inability to produce products or services that receive sufficient market acceptance for us to be successful.

Certain segments of the entertainment, media and communications industry are highly speculative and historically have involved a substantial degree of risk. For example, the success of a particular film, video game, program or recreational attraction depends upon unpredictable and changing factors, including the success of promotional efforts, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public acceptance and other tangible and intangible factors, many of which are beyond our control. If the Company completes a business combination with a target business in such a segment, the Company may be unable to produce products or services that receive sufficient market acceptance for us to be successful.

Changes in technology may reduce the demand for the products or services the Company may offer following a business combination.

The entertainment, media and communications industries are substantially affected by rapid and significant changes in technology. These changes may reduce the demand for certain existing services and technologies used in these industries or render them obsolete. The Company cannot assure you that the technologies used by or relied upon or produced by a target business with which the Company effect a business combination will not be subject to such occurrence. While the Company may attempt to adapt and apply the services provided by the target business to newer technologies, the Company cannot assure you that the Company will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

If our products or services that the Company market and sell are not accepted by the public, our profits may decline.

Certain segments of the entertainment, media and communications industries are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs and tastes. The Company cannot assure you that the products and services of a target business with which the Company effect a business combination will gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

Management is fully aware of these risks, and believes that these are manageable risks and does not post real threats to the Company’s healthy development.

PENNY STOCK CONSIDERATIONS

Our common stock is a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of the 1,690,608 shares of common stock in this offering that have already been issued. The Company will, however, receive the proceeds from the sale of shares of common stock to IFG under the Equity Distribution Agreement. The Company will pay a fee equal to 3% of each draw-down to IFG.

Pursuant to the Equity Distribution Agreement, the amount of each draw-down is subject to a maximum amount of $2,000,000, and the Company may not submit any request for a draw-down within five trading days of a prior request, or request more than $25 million over 24 months from the date of this prospectus.

For illustrative purposes only, the Company have set forth below our intended use of proceeds assuming receipt of the maximum amount of net proceeds available under the Equity Distribution Agreement. The table assumes estimated offering expenses of $50,000. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross Proceeds	$25,000,000
Net Proceeds	$24,950,000
N Number of shares to be issued under the Equity Distribution Agreement at an assumed offering price of $.78	32,051,282
U Use of Proceeds:
General working capital	$24,950,000

The Equity Distribution Agreement limits our use of proceeds to general corporate purposes. However, the Company cannot use the net proceeds from this offering for the payment (or loan to any such person for the payment) of any judgment, or other liability, incurred by any executive officer, officer, director or employee of ours, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to us, unless the Company has indemnified such person from liability.

EQUITY DISTRIBUTION AGREEMENT WITH IFG OPPORTUNITY FUND, LLC

Overview

On July 6, 2007 the Company entered into a Equity Distribution Agreement with IFG Opportunity Fund, LLC. Pursuant to the Equity Distribution Agreement, the Company may, at our discretion, periodically sell to IFG Opportunity Fund, LLC shares of common stock for a total purchase price of up to $25 million. For each share of common stock purchased under the Equity Distribution Agreement, IFG Opportunity Fund, LLC will pay us ninety-seven (97%) percent of the lowest daily volume weighted average price of our common stock during the five consecutive trading day period immediately following the date the Company notifies IFG Opportunity Fund, LLC that the Company desire to access the Equity Distribution Agreement. The sale of the shares under the Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The Company will bear the costs associated with this registration. There are no other significant closing conditions to draws under the equity line, except as specified below.

Equity Distribution Agreement Explained

Pursuant to the Equity Distribution Agreement, the Company may periodically sell shares of common stock to IFG Opportunity Fund, LLC to raise capital to fund our working capital needs. The periodic sale of shares is known as a draw-down. The Company may request a draw-down every five trading days. A closing will be held six trading days after such written notice at which time the Company will deliver shares of common stock and IFG Opportunity Fund, LLC will pay the draw-down amount. The Company may request draw-downs under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, the Company may continue to request draw-downs until IFG Opportunity Fund, LLC has advanced us a total amount of $25 million or 30 months after the date of this prospectus, whichever occurs first.

The Company may not submit a request for a draw-down within five trading days of a prior request. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock.

The Company does not have any agreements with IFG Opportunity Fund, LLC regarding the holding or distribution of stock.

The Company cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement in part because the purchase price of the shares will fluctuate based on prevailing market conditions and the Company have not determined the total amount of draw-downs the Company intends to make. Nonetheless, the Company can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming the Company issued the number of shares of common stock being registered in the accompanying registration statement at the closing price on August 1, 2007 ($.78 per share) the Company would issue 32,051,282 shares of common stock to IFG Opportunity Fund, LLC for gross proceeds of $25,000,000.

 STANDBY EQUITY DISTRIBUTION AGREEMENT WITH CORNELL CAPITAL PARTNERS

Overview

On April 5, 2007, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20 million.

For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us ninety-seven (97%) percent of the lowest daily volume weighted average price of our common stock during the five consecutive trading day period immediately following the date the Company notify Cornell Capital Partners that the Company desires to access the Standby Equity Distribution Agreement. Cornell Capital Partners will retain 5% of each draw-down under the Standby Equity Distribution Agreement and the Company will pay $500 for each draw-down to Yorkville Advisors as an additional fee. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The Company will bear the costs associated with this registration. There are no other significant closing conditions to draws under the equity line, except as specified below.

Standby Equity Distribution Agreement Explained

Pursuant to the Standby Equity Distribution Agreement, the Company may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as a draw-down. The Company may request a draw-down every five trading days. A closing will be held six trading days after such written notice at which time the Company will deliver shares of common stock and Cornell Capital Partners will pay the draw-down amount. The Company may request draw-downs under the Standby Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, the Company may continue to request draw-downs until Cornell Capital Partners has advanced us a total amount of $20 million or 24 months after the date of this prospectus, whichever occurs first.

The amount of each draw-down is subject to a maximum amount of $2,000,000, and the Company may not submit a request for a draw-down within five trading days of a prior request. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. The Company may not request draw-downs if the shares to be issued in connection with such draw-downs would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock.  If Cornell Capital Partners owns more than 9.9% of our outstanding common stock at a time when the Company would otherwise plan to take a draw-down under the Standby Equity Distribution Agreement, the Company would not be able to make that draw-down. The Company does not have any agreements with Cornell Capital Partners regarding the holding or distribution of stock.

On July 6, 2007, the Company entered into the agreement with IFG and therefore the Company has not registered the shares of common stock underlying the Standby Equity Distribution Agreement with Cornell at this time.  In the future, the Company may file another registration statement to register these shares if it decides to use this equity line.

SELLING STOCKHOLDERS

The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of Common Stock being registered hereunder, although no Selling Shareholder is obligated to sell any such shares. Of the 18,224,334  shares of Common Stock offered by this prospectus, 16,433,726 shares are issuable under the Equity Distribution Agreement with IFG Opportunity Fund, LLC, 1,634,361 shares of Common Stock are outstanding as of the date hereof and 56,247 shares of Common Stock are issuable upon the exercise of certain outstanding warrants. The Selling Shareholders who hold such warrants are not required to exercise or convert, as applicable, such securities.  None of the Selling Shareholders is our affiliate, except as otherwise noted below.

The following table sets forth certain information regarding the Selling Shareholders and the shares of Common Stock beneficially owned by the Selling Shareholders. All information contained in the table is correct as of September 14, 2007. The Company is not able to estimate the number of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

Selling Stockholder	Shares Beneficially Owned Before Offering (1)		Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After the Offering (1) (2)
IFG Opportunity Fund, LLC (3)	100,000	(4)	16,433,726	(4)	0
Cornell Capital Partners, LP	164,992	(5)(6)	164,992	(5)(6)	0
Newbridge Securities Corp.	3,750	(7)	3,750	(7)	0
National Lampoon	11,769,236	(8)	1,000,000	8)	10,769,236
N. Williams Family Investments, L.P.	260,933	(9)	260,933	(9)	0
Daniel Laikin	260,933	(9)	260,933	(9)	0

(1)
Applicable percentage of ownership is based on 62,462,495 shares of common stock outstanding as of September 14, 2007, together with securities exercisable for or convertible into shares of common stock within 60 days of September 14, 2007, for each stockholder. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Each person or group identified possesses sole voting and investment power with respect to the shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person.

(2)	Assumes that all shares of Common Stock being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any such shares.

(3)	In consideration for entering into our Equity Distribution Agreement, IFG Opportunity Fund, LLC was issued 100,000 shares of common stock.

(4)	Anthony Gentile is the Portfolio Manager of IFG Opportunity Fund, LLC and controls and makes all investment decisions for IFG Opportunity Fund, LLC.

(5)
Represents 108,475 shares issued to Cornell Capital Partners as a commitment fee and 56,247 shares underlying warrants to be issued to Cornell Capital Partners with an exercise price of $2.668. The warrant has a five-year term.

(6)
Yorkville Advisors, LLC, the general partner of Cornell Capital Partners controls and makes all investment decisions for Cornell Capital Partners. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.

(7)	Guy Amico, Newbridge Securities Corp.’s President and Chief Executive Officer, controls and makes all investment decisions for Newbridge Securities Corp.

(8)
The Company issued 692,308 shares to National Lampoon on pursuant to the Stock Purchase Agreement and Share Exchange Agreement entered into on August 31, 2006 between Maneki Mining, Inc and Red Rock Pictures, Inc.   On September 12, 2006, our Board of Directors approved a 17-1 forward split with a record date of September 22, 2006 increasing the holdings of National Lampoon to 11,769,236 shares. Dan Laikin controls and makes all investment decisions for National Lampoon.

(9)
On June 8, 2007, the Company entered into loan agreements ( the “WL Loans”) with the N. Williams Family Investments, L.P. and Daniel Laikin for $1,000,000 each for a total of $2,000.000.  David Weiss controls and makes all investment decisions for N. Williams Family Investments, L.P.

Shares Acquired In Financing Transactions

The following information contains a description of each selling stockholder’s relationship to us, and how each selling stockholder acquired the shares to be sold in this offering is detailed below. Neither of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

 IFG Opportunity Fund, LLC

IFG Opportunity Fund, LLC is the investor under the Equity Distribution Agreement and a holder of shares of our common stock.  Anthony Gentile, the Portfolio manager of IFG Opportunity Fund, LLC, controls and makes all investment decisions for IFG Opportunity Fund, LLC.  All the shares being registered for IFG Opportunity Fund, LLC under this registration statement have been issued or are issuable to IFG Opportunity Fund, LLC pursuant to the Equity Distribution Agreement which the Company entered into on July 6, 2007. Pursuant to the Equity Distribution Agreement, the Company may, at our discretion, periodically sell to IFG Opportunity Fund, LLC shares of common stock for a cumulative purchase price of up to $25 million.  IFG Opportunity Fund, LLC will retain 3% of each draw-down under the Equity Distribution Agreement.

Cornell Capital Partners

Cornell Capital Partners is the investor under the Standby Equity Distribution Agreement and a holder of shares of our common stock. Yorkville Advisors, LLC, the general partner of Cornell Capital Partners, controls and makes all investment decisions for Cornell Capital Partners. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. All the shares being registered for Cornell Capital Partners under this registration statement have been issued or are issuable to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement which the Company entered into on April 5, 2007. Pursuant to the Standby Equity Distribution Agreement, the Company may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a cumulative purchase price of up to $20 million.

Cornell Capital Partners will retain 5% of each draw-down under the Standby Equity Distribution Agreement and the Company will pay $500 for each draw-down to Yorkville Advisors as an additional fee.

The Company paid Cornell Capital Partners a one-time commitment fee equal to $290,000 in the form of 108,475 shares of common stock and paid Yorkville Advisors a structuring fee of $20,000 in connection with the Standby Equity Distribution Agreement. The Company also issue 56,247 warrants to Cornell with an exercise price of $2.668 and a five year term.

On July 6, 2007, the Company entered into the agreement with IFG and therefore the Company has not registered the shares of common stock underlying the Standby Equity Distribution Agreement with Cornell at this time.  In the future, the Company may file another registration statement to register these shares if it decides to use this equity line.

Newbridge Securities Corp.

The Company engaged Newbridge Securities Corp., a registered broker-dealer, to act as placement agent in connection with the Standby Equity Distribution Agreement. The Company paid Newbridge Securities Corp. a fee of $10,000 in the form of 3,750 shares of common stock on February 22, 2006, under a Placement Agent Agreement.  Guy Amico, Newbridge Securities Corp.’s President and Chief Executive Officer, makes investment decisions for Newbridge Securities Corp.

National Lampoon

The Company issued 692,308 shares to National Lampoon on pursuant to a Stock Purchase Agreement and Share Exchange Agreement entered into on August 31, 2006, Maneki Mining, Inc., a Nevada corporation (“Maneki”, the “Company”, “we”, or “us”), Vega Star Capital, (“Vega”) a Maneki Shareholder and Red Rock Pictures, Inc. a Nevada Corporation (“Red Rock”) entered into a Stock Purchase Agreement and Share Exchange (the “Merger Agreement”) pursuant to which Red Rock will become a wholly-owned subsidiary of the Company (the “Merger”).   On September 12, 2006, our Board of Directors approved a 17-1 forward split with a record date of September 22, 2006.  11,769,236 shares were issued on September 26, 2006.

N. Williams Family Investments, L.P. and Daniel Laikin

On June 8, 2007, the Company entered into loan agreements ( the “WL Loans”) with the N. Williams Family Investments, L.P. and Daniel Laikin for $1,000,000 each for a total of $2,000.000.  The use of proceeds these loans are to fund the Company’s obligation to fund a National Lampoon motion picture.  The loan is secured by the film.  The loans bear six percent (6%) interest and are to be repaid out of the proceeds of equity raised of the Company or sales efforts of the motion picture. In addition to the interest on these advances, WL Loans are entitled to receive fifteen percent (15%) of the twenty five percent (25%) of all net profits from the distribution of the respective picture received by Red Rock Pictures Holdings Inc.

In addition, pursuant to the loan agreement the Company issued to the N. Williams Family Investments, L.P. and Daniel Laikin each 260,933 shares of the company’s common stock.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the Over-the-Counter Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

IFG Opportunity Fund, LLC is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. IFG Opportunity Fund, LLC will pay us 97% of the lowest daily volume weighted average price of our common stock during the five consecutive trading day period immediately following the date the Company notifies IFG Opportunity Fund, LLC that the Company desires to access the Equity Distribution Agreement. In addition, IFG Opportunity Fund, LLC will retain 3% of each draw-down under the Equity Distribution Agreement.

The following table shows the discount that IFG Opportunity Fund, LLC will receive in connection with the Company’s draw-down in full of the Equity Distribution Agreement, assuming a market price of $.78 (the closing price of the common stock on August 1, 2007) and the issuance of 32,051,282 our common stock.

	Per share	Total
Market price	$.78	$25,000,000
DiscDiscount (3%)	$.0234	$585,000
Proceeds before expenses(1)	$.7566	$24,415,000

(1)    Does not include approximately $50,000 in offering expenses.

IFG Opportunity Fund, LLC is a domestic hedge fund in the business of investing in and financing public companies. IFG Opportunity Fund, LLC does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The Company will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exist, the Company expects the selling stockholders to pay these expenses. The Company has agreed to indemnify IFG Opportunity Fund, LLC and its controlling persons against certain liabilities. The Company estimates that the expenses of the offering to be borne by us will be approximately $50,000.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including Regulation M. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-K and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age as of September 14, 2007 is as follows:

NAME	AGE	POSITION

Robert Levy	53	President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board of Directors

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

ROBERT LEVY is our President and Chief Executive Officer as well as Chairman of our Board of Directors.  Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.  Mr. Levy has written and/or produced motion pictures for over 20 years and is a principal partner in Tapestry Films.  Levy recently produced the following films:

Wedding Crashers, starring Vince Vaughn, Owen Wilson, Rachel McAdams and Christopher Walken;

Underclassman, starring Nick Cannon;

Serendipity starring John Cusack and Kate Beckinsale;

The Wedding Planner with Jennifer Lopez and Matthew McConaughey;

Van Wilder starring Ryan Reynolds;

Van Wilder 2: The Rise of Taj, starring Kal Penn;

She's All That with Freddie Prinze Jr. and Rachael Leigh Cook;

Employee of the Month, starring Dane Cook, Jessica Simpson and Dax Shepard.

His additional producing credits include Pay It Forward, Point Break, Jane Austin's Mafia!, The Last Time I Committed Suicide, Enemy of My Enemy, Denial, Full Eclipse, Warlock - The Armageddon and A Killing Time. Mr. Levy has also executive produced such films as Swing, Black & White, Payback, The Chain, The Granny and Dark Tide.  He also executive produced and wrote the story for the Burt Reynolds classic Smokey and the Bandit.   Levy has also directed and produced A Kid in Aladdin's Court, the sequel to Tapestry's A Kid in King Arthur's Court. Mr. Levy graduated from the University of California at Los Angeles and received a producing fellowship from the American Film Institute.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until they are removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of September 14, 2007, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Robert Levy 3550 Wilshire Blvd., Suite 840 Los Angeles, California 90010	1,472,081 (2)	2.32%

Common Stock	National Lampoon, Inc. 8228 Sunset Blvd., 3rd Floor Los Angeles, California 90046	11,769,236	18.62%
Common Stock	All executive officers and directors as a group	1,472,081 (2)	2.33%

(1) The percent of class is based on 63,192,495 shares of common stock issued and outstanding as of September 14, 2007.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 200,000,000 shares of common stock at a par value of $0.001 per share and 5,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.
Common Stock

The Company has 200,000,000 shares of common stock at a par value of $0.001 per share authorized. As of September 14, 2007, the Company has 63,192,495 common shares outstanding.

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitled the hold thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

In addition, such authorized but unissued common shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. The Company has no such present arrangement or understanding with any person. Further, the common shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

Preferred Stock

Our articles of incorporation also provide that the Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception the Company has not paid any dividends on our common stock. The Company currently does not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although the Company intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

Currently, the only outstanding warrants are the 56,247 warrants issued to Cornell Capital Group, LP which are exercisable at $2.668 per shares for a term of five years.

Options

In February of 2007, the Board of Directors voted and approved an equity incentive plan (“Plan”). The Plan provided for the grant of options to purchase up to 9,000,000 shares of the Company’s common stock.  The incentive stock options may be granted only to employees, non-employee officers and directors, consultants, vendors, customers and others expected to provide significant services to the Company.  The Company filed a registration statement on Form S-8 registering the shares under the Plan. The Exercise Price of the options shall be determined by the committee when the Option is granted and may be not less than the par value of a Share on the date of grant provided that: (i) the Exercise Price of an ISO shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant; (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant; and (iii) the Exercise Price of any option granted that the Committee intends to qualify under Section 162(m) of the Code, shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 7 of the Plan. As of August 29, 2007, 380,000 were issued under the 2006 Plan to Zach Posner, an employee of the Company for services rendered, 500,000 shares were issued to Christopher Williams a consultant for services rendered, 20,000 shares were issued to David Kane, an employee of the Company for services rendered, 50,000 shares were issued to Barry Layne an employee of the Company for services rendered, 36,000 shares were issued to Richard I. Anslow, a consultant for legal services rendered and 24,000 shares were issued to Gregg Jaclin a consultant for legal services rendered.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Anslow & Jaclin, LLP, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Walker & Company, Certified Public Accountant, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Nevada Statutes and our Bylaws. The Company have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, the Company will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. The Company will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Maneki Mining was originally incorporated in Nevada on November 22, 2004 as a development stage company in the business of mineral exploration.  In August 2006 Red Rock Pictures, Inc. consummated a Share Exchange Agreement, whereby 100% of its shares were acquired by Maneki in exchange for 1,800,000 shares of Maneki.  On October 31, 2006, Maneki filed a certificate of amendment, changing the legal name of the corporation to Red Rock Pictures Holdings Inc. (“Us, We, Our, Red Rock or the Company”).

DESCRIPTION OF BUSINESS

General

The Company is engaged in the finance, production, distribution and marketing of filmed entertainment products, including theatrical motion pictures, television programs, home video products, and digitally delivered entertainment and media.  The Company was founded in 2006 to leverage the experience and expertise of its management team and exploit emerging opportunities in traditional and digital media and entertainment. Our primary business model centers around the control of entertainment properties that the Company may develop, acquire, produce and/or finance.

Development activities are a fundamental building block to our future financial success. The Company will devote significant resources to identifying and developing material to be produced.  The Company will be involved in the funding of motion pictures and other entertainment and media properties, both for its own library and development activities as well as in partnership with outside producers.

Once a project developed and financing is committed, either through internal sources or through licensing and pre-selling the project to the exhibition, television, home entertainment and other markets, the Company will attempt to produce at the lowest possible cost consistent with the quality that it seeks to achieve. The Company avoid the substantial overhead of major studios by maintaining only a small staff and engaging production staff only as required.

Revenue Sources

The Company currently does not have any revenues.  However, the Company expects to derive our revenues from the worldwide exploitation of our entertainment properties across multiple media and distribution channels.  The Company expects to receive revenue from all of the following sources on a project-by-project basis:

w        Producer and production fees for our services in the creation and production of motion pictures, television and other media;

w       Royalties and participations in the future earnings of the properties that the Company develop, produce and/or finance;

w       Interest and fees associated with our financing activities;

w       Royalty payments from merchandising of consumer products bearing the logos, brands, and other forms of intellectual property from our company’s films, television programs and archives; and

w       Royalties and license payments from exploitation of soundtrack and music publishing rights for music from our company’s films, television programs and archives.

The distribution channels associated with these revenue streams are discussed in greater detail below:

Theatrical Distribution & Exhibition

Once a picture has been green lighted, the distribution arm of the studio begins planning where the picture will be slotted in its schedule for theatrical release.  Numerous negotiations and strategic issues must be managed, including the film’s release date, distribution pattern and number of screens (wide release, limited release or platform release) and exhibitor (theater and theater chain) financial terms.

Theatrical revenues are divided between the distributor and the theater owners (exhibitors). The division of theatrical proceeds is usually determined through negotiation between the exhibitors and distributors.

However, sometimes a bidding process occurs in which theaters compete against each other for a particular movie with the film going to the theater that offers the most favorable terms to the distributor. “Film rentals” are the portion of a film’s theatrical revenues remitted to a distributor. As a general rule of thumb, a distributor receives 50% of a film’s gross theatrical revenues. However, the actual division of box-office proceeds is based upon a formula in which the distributor gets a disproportionate share of the box-office in the early release of a film. Therefore, theater exhibitors prefer long-running successful films, as opposed to films that have big opening weekends and subsequently have substantial drop-offs.

Whether a film has been financed by a studio or has been acquired from an outside financing source for distribution, the studio receives a distribution fee. A distribution fee is a percentage charge on incoming film rentals from theaters, video revenues, pay television, etc. The fee is simply a service charge designed solely to support the existence of the distribution organization; it does not apply toward the recovery of any expenses related to releasing the film (such as prints and advertising). Deductions for direct costs of marketing a film are made after the imposition of the fee. The amount of the distribution fee can vary substantially depending upon many factors. The most important factor in determining the amount of the fee is whether the film has been financed internally or externally.

Home Video – Video Cassette and DVD

As the market has matured, video revenues have become the most significant source of income for producers and distributors. Furthermore, home video provides the most consistent source of revenue of all of the various windows of exhibition including theatrical.  The Company currently do not operate our own internal Home Entertainment distribution business, but, rather, the Company intends to partner with the major studios and others to ensure that our productions are sold into the marketplace.

Pay-Per-View and Video on Demand

Pay-per-view refers to films shown on television which subscribers can order through their local cable operator. Additionally, with the rise of technology and other digital distribution platforms, Pay-Per-View can also occur via Satellite, and via Internet delivery. Our projects will be sold into the Pay-Per-View and Video on Demand markets either directly or as part of a larger distribution agreement with a studio or other entity.

Pay Cable

Pay cable refers to individual cable stations that have a monthly subscription fee, such as HBO, Showtime, The Movie Channel, Cinemax, Starz and Encore. Pay cable programming is comprised primarily of three facets:

w           Movies licensed from the studios and independent distributors.

w           Pay cable premiere movies that are shown for the first time on the pay cable service. These movies are both financed and produced by the cable network itself or licensed from independent producers.

w           Special events, such as sporting events and concerts.

Our properties will be sold into the Pay Cable marketplace either directly or as part of a larger distribution agreement with a studio or other entity

Basic Cable

Basic cable refers to a group of cable stations that are generally included in a basic cable package, such as THE SUNDANCE CHANNEL, THE INDEPENDENT FILM CHANNEL, TNT, TBS, LIFETIME, USA, and others. Basic cable stations, like the pay cable stations, are now producing a significant number of their own movies. Our properties will be sold into the Basic Cable marketplace either directly or as part of a larger distribution agreement with a studio or other entity

Network Television

In the United States, broadcast network rights are granted to ABC, CBS, NBC, FOX, UPN, WB or other entities formed to distribute programming to a large group of stations. The commercial television networks license motion pictures for a limited number of exhibitions during a period that usually commences two to three years after a film’s initial theatrical release.  Our properties will be sold into the Network Television marketplace either directly or as part of a larger distribution agreement with a studio or other entity

Television Syndication

Distributors also license the right to broadcast a motion picture on local, commercial television stations in the United States, usually for a period commencing five years after initial theatrical release of the motion picture, but earlier if the producer has not entered into a commercial television network license. These contracts are usually for between five to eight showings of a film extending over a period of 3 to 5 years. This activity, known as “syndication,” has become an important source of revenue as the number of stations has proliferated, and thus the competition for programming among local television stations has increased.  Our properties will be sold into the Television Syndication marketplace either directly or as part of a larger distribution agreement with a studio or other entity

Other Ancillary Markets

A distributor may earn revenues from other ancillary sources, unless the necessary exploitation rights in the underlying literary property have been retained by writers, talent, composers or other third parties (i.e. soundtrack and music publishing rights).  Our properties will be sold into other Ancillary Markets either directly or as part of a larger distribution agreement with a studio or other entity.

Foreign Distribution & Exhibition

All of the major American distributors (i.e. Warner Brothers, Universal, etc.) have distribution networks in the major overseas countries. However, each foreign country has its own local and independent distribution companies that not only distribute native product, but also compete against the local branch of the major studios for independently financed American films. Our properties will be sold into the foreign marketplace either directly or as part of a larger distribution agreement with a studio or other entity.

Competition

The sale and distribution of filmed entertainment is a highly competitive business.  The entertainment industry now comprises six major film distributors/studios: Sony Pictures, Paramount, Twentieth Century Fox, Warner Brothers, The Walt Disney Company, and Universal.  Today, the major studios are multi-national, multi-media and mass marketing communication complexes with wholly owned distribution operations throughout the world.  In addition to these majors, there are numerous independent production and distribution companies. Many of our competitors are larger and better capitalized than us and have existing distribution channels. In addition, the number of films or television products released in any given period may create an oversupply of product in the market, and that may reduce our share of potential sales and make it more difficult for the films in our library to succeed.

The Company believes that the principal competitive factors in our market are:

w          Quality of filmed entertainment product

w          brand recognition;

w          quality of assets;

w          Exemplary reputation and track record of our CEO

w          filmed entertainment rights industry connections;

EMPLOYEES

The Company currently has two full time employees, two part-time employees and one part-time consultant.

MANAGEMENT DISCUSSION AND ANALYSIS

Plan of Operation

Overview

The Company was originally incorporated in Nevada on November 22, 2004 as a development stage company in the business of mineral exploration.  On December 3, 2004, the Company entered in a Mineral Lease Agreement whereby they leased from Ammetco Resources a total of eight (8) unpatented lode mining claims which the Company refers to as the Poison Gulch mineral claims.  The Poison Gulch mineral claims are located in Owyhee County, Idaho.  The Company leased the mineral claims from Ammetco Resources of Vancouver B.C., Canada.  The Poison Gulch claims are 100% owned by Nevada Mine Properties II, Inc. of Reno, Nevada.

Upon the effectiveness of the merger with Red Rock, the Company has succeeded to the business of Red Rock, which will be continued as the sole line of business. Based upon same, the Company is engaged in the finance, production, distribution and marketing of filmed entertainment products, including theatrical motion pictures, television programs, home video products, and digitally delivered entertainment and media.  The Company was founded in 2006 to leverage the experience and expertise of its management team and exploit emerging opportunities in traditional and digital media and entertainment. Our primary business model centers around the control of entertainment properties that the Company may develop, acquire, produce and/or finance.  The Company will also be involved in the funding of motion pictures and other entertainment and media properties, both for its own library and development activities as well as in partnership with outside producers. The Company expects to derive future revenues from the worldwide exploitation of our entertainment properties across multiple media and distribution channels.

Proposed Milestones to Implement Business Operations

During the next twelve months, the Company expects to take the following steps in connection with the development of our business and the implementation of our plan of operations:

The Company will continue to enter into agreements with strategic partners in the film development and production industry.  These partners will include Tapestry Films, our CEO’s film production entity, and National Lampoon, Inc. a current shareholder of Red Rock.  The Company expects to have at least the first two completed within six months. Within the quarter ended May 31, 2007 the Company entered into agreements to fund and co-fund production on two National Lampoon branded, moderately budgeted films.  As of May 31, 2007, one film was in post production and another film was in production. These films will be distributed by and through National Lampoon, focused primarily on the college audience, but marketed and distributed to the general population.  The Company intends to fund P&A (Prints and Advertising) on these pictures to promote a limited release, less than 50 screens on the initial release.  In the event it is decided to release the picture on additional screens, the Company may either increase funding or work with a P&A lender to provide the additional funding required.  The terms of these agreements call for a ten percent (10%) annual interest rate and twenty-five (25%) percent net profit participation in the motion pictures after recoupment of all costs and distribution fees for funds advanced for film financings.  For funds advanced for P&A, the terms include a twenty percent (20%) return premium and a profit participation of up to ten percent (10%) of net profits in the motion pictures.

The Company intends to enter into agreements to fund and co-produce a slate of National Lampoon mid-budget films. As of May 31, 2007, no agreements yet have been made and identified to fund or co-produce.  However, it is our intent to enter into an agreement to release one National Lampoon film per year in this manner.  The distribution on these films will be controlled by National Lampoon, but will be for a wide theatrical release (1200+ screens).  The Company will share in all revenue generated from these pictures, including theatrical, home video (DVD), foreign sales, PPV/VOD, and television.

In the fourth quarter of 2007 the Company will work to build a division of the company to focus on the “horror” film genre.  Over the last few years there has been great success in producing low budget horror films.  The Company will endeavor to set up a distribution agreement through one of the major or mini-major studios.  The Company will also work to set up a television output deal with one or more cable network.

The Company will begin building and formalizing relationship with the talent community.  The Company intends to use our equity as incentives to build these relationships.  The Company intends to work with top talent to fund and produce projects that they bring to the Company.  These are typically moderately budgeted projects which fall below the typical studio interest.

Another area that the Company will pursue as part of our plan is the acquisition of existing film properties and film and media related businesses.  The Company will work to build a library of films to leverage across all distribution platforms.  The Company feels that as distribution platforms continue to expand, there are opportunities to exploit content and generate revenue in a number of ways.  On May 15, 2007, the Company entered into an agreement with The Shemano Group to act as a merger and acquisition consultant on a non-exclusive basis.

Their compensation is determined as a percentage of the purchase price of the acquisition.

The Company will also hire and train a limited amount of additional staff, including management, marketing, and administrative personnel. The number of employees hired will be dependent upon a variety of factors including our progress in implementing our business plan and available capital. The Company believes that the hiring of employees will be an ongoing process during the Company’s existence.

Results of Operations

Interest income for the three months ended May 31, 2007 was $42,990.  This income was primarily attributable to receiving interest bearing production advances.  The production advances were the primary use of proceeds for the equity raised since the Company’s inception.

Office and general expenses for the three months ended May 31, 2007 were $15,832.  These expenses were primarily attributable to the payment for insurance coverage and other general office expenses.

Professional fees for the three months ending May 31, 2007 were $65,485.    These fees are attributable to legal, accounting and auditing services.

Rent for the three months ending May 31, 2007 was $6,000.

Salaries and wages for the three months ending May 31, 2007 were $59,775.

Stock based compensation expenses for the three months ending May 31, 2007 were $1,970,986 included $314,986 for fees and services rendered for investment banking and $1,656,000 for stock option issued in March 2007.

For the three months ending May 31, 2007, the Company had a net loss of $(2,075,088).  The net loss is primarily attributable to expenses partially offset by interest income.

During the period ending May 31, 2007, the Company had no provision for income taxes due to the net operating losses incurred.

Liquidity and Capital Resources

On April 5, 2007, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP (the “Investor”). Pursuant to this Agreement, the Investor has committed to purchase up to $20,000,000 of our common stock over the course of twenty-four (24) months. The amount that the Company shall be entitled to request from each purchase (“Advance”) shall be up to $2,000,000.  The advance date shall be the date that the Investor receives an advance notice of a draw down by us. The purchase price shall be set at ninety-seven percent (97%) of the market price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the advance notice date. There are advance restrictions applied on days between the advance date and the closing date with respect to that particular advance. During this time, the Company shall not be entitled to deliver another advance notice. On each Advance Date the Company shall pay to the Investor, directly out of the gross proceeds of each Advance, an amount equal to five percent (5%) of the amount of each Advance.

The Company issued to the Investor a warrant to purchase 56,247 shares of the Company’s Common Stock at an exercise price of $2.6668 (the “Warrant”).   In addition, the Company issued to the Investor 108,745 shares of the company’s common stock  which are held in escrow until the earlier of (i) the effectiveness of the registration statement, as this term is defined in the registration rights agreement or (ii) one hundred twenty (120) days from the date hereof (collectively referred to as the “calculation date”).  In the event that such calculation will result in the issuance of a greater number of shares of the Company’s common stock than the Investor’s shares, the Company shall issue to the Investor the Investor’s shares and an additional number of shares of the Company’s common stock equal to the difference between the number of Investor’s shares and two hundred ninety thousand dollars ($290,000) divided by the VWAP of the Company’s common stock, as quoted by Bloomberg, LP, on the calculation date.  In the event that two hundred ninety thousand dollars ($290,000) divided by the VWAP of the Company’s common stock, as quoted by Bloomberg, LP, on the calculation date equals shares of the Company’s common stock in an amount less than the investor’s shares held in escrow , then the escrow agent shall return such Investor’s shares to the Company’s transfer agent and request that they issue directly to the Investor, within five (5) business days  of the calculation date, the reduced Investor’s shares.

The Company engaged Newbridge Securities Corporation to act as the company’s exclusive placement agent in connection with the sale of the Company’s common stock to the Investor.

As compensation for these services, the company issued a total of 3,750 shares of the Company’s common stock.

The Company is obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the Investors shares, the Placement agent shares and the shares underlying the warrant within 30 days after the closing date. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing date. The Company shall have an ongoing obligation to register additional shares of our common stock as necessary underlying the advances.

The Company will use the proceeds for working capital and to finance film productions of other companies.  The Company cannot predict the total amount of proceeds to be raised in this transaction because the Company has not determined the total amount of the advances the Company intends to draw. All fees and expenses under the Standby Equity Distribution Agreement will be borne by the Company.

On July 10, 2007, in lieu of terminating the agreement with the Investor, the Company decided to not pursue filing a registration statement pursuant covering the shares of the common stock underlying the Standby Equity Distribution Agreement.

On July 6, 2007, the Company entered an Equity Distribution Agreement with IFG Opportunity Fund, LLC (“IFG”) with terms similar to the agreement entered with the Investor with the following exceptions:

w        The total commitment with IFG is $25,000,000 versus $20,000,000 with the Investor.
w       The Company will pay to IFG, directly out of the gross proceeds of each Advance, an amount equal to three percent (3%) of the amount of each advance versus five percent (5%) to the Investor.
w       The Company issued 100,000 shares of its common stock to IFG versus 108,745 shares of the Company’s common stock to the Investor.  The shares of the Company’s common stock and warrants to the Investor are still payable despite the termination.

On June 8, 2007, the Company entered into loan agreements ( the “WL Loans”) with the N. Williams Family Investments, L.P. and Daniel Laikin (collectively, “Williams-Laikin”) for $1,000,000 each for a total of $2,000.000.  The use of proceeds these loans are to fund the Company’s obligation to fund a National Lampoon motion picture.  The loan is secured by the film.  The loans bear six percent (6%) interest and are to be repaid out of the proceeds of equity raised of the Company or sales efforts of the motion picture. In addition to the interest on these advances, WL Loans are entitled to receive fifteen percent (15%) of the twenty five percent (25%) of all net profits from the distribution of the respective picture received by Red Rock Pictures Holdings Inc. as described in note 4 to the financial statements for the nine months ended May 31, 2007.

In addition, the Company issued to Williams-Laikin 520,833 shares of the company’s common stock which represents the number of shares computed by dividing $1,000,000 by $1.92 (the computed lowest VWAP for the five days prior to the execution of the WL Loans). In the event that Company’s common stock falls below $1.92 on the six-month anniversary of the WL Loans, than the Company shall issue to Williams-Laikin an additional number of shares of the Company’s common stock equal to the difference between the number of Williams-Laikin shares and one million dollars ($1,000,000) divided by the VWAP of the Company’s common stock, as quoted by Bloomberg, LP, on the calculation date.

Critical Accounting Policies

Red Rock’s financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. The Company believes our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. The Company bases the estimates on historical experience and on various other assumptions that the Company believes that to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. The Company continues to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements for the period from inception to May 31, 2007. While all these significant accounting policies impact its financial condition and results of operations, Red Rock views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

DESCRIPTION OF PROPERTY

Our executive offices are located at 8228 Sunset Boulevard, 3rd Floor, Los Angeles, California. The Company leases the premises from National Lampoon, Inc. pursuant to a sublease for two years commencing September 6, 2006 and ending September 6, 2008 at the rate of $2,000 per month.  National Lampoon and its President, Daniel Laikin, are both shareholders of Red Rock. The Company believes that these spaces are sufficient and adequate to operate our current business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our executive offices are located at 8228 Sunset Boulevard, 3rd Floor, Los Angeles, California. The Company leases the premises from National Lampoon, Inc. pursuant to a sublease for two years commencing September 6, 2006 and ending September 6, 2008 at the rate of $2,000 per month.  National Lampoon and its President, Daniel Laikin, are both shareholders of Red Rock. The Company believes that these spaces are sufficient and adequate to operate our current business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “RRPH”. The common stock was originally reported on the OTC Electronic Bulletin Board under the symbol “MNKE” on March 2, 2006.  On September 22, 2006 the Company undertook a 17-1 forward split.  The Company did not commence active trading until October 15, 2006. The following table sets forth the range of reported closing bid prices of our common stock during the periods indicated. Such quotations reflect prices between dealers in securities and do not include any retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Trading in our common stock has generally been limited and sporadic, and should not be deemed to constitute an “established trading market”.

	High	Low
Fourth Quarter 2006(Initial Month of Trading)	$2.50	$2.25
Calendar Year Ending December 31, 2007:
First Quarter	$2.71	$2.46
Second Quarter	$3.04	$1.80

APPROXIMATE NUMBER OF EQUITY SECURITY HOLDERS

The number of record holders of our common stock as of September 14, 2007 was approximately 204.

DIVIDENDS

The Company have never paid a cash dividend on our common stock and anticipate that for the foreseeable future any earnings will be retained for use in our business and, accordingly, do not anticipate the payment of cash dividends.

TRANSFER AGENT

The transfer agent for our common stock is Integrity Stock Transfer, 2920 N. Green Valley Pkwy, Suite 527, Henderson, Nevada 89014, and its telephone number is (702) 317-7757.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933 and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. There are 29,750,000 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144.

There are 32,712,495 shares of our common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144

Stock Option Grants

None.

EXECUTIVE COMPENSATION

Item 10.                                            Executive Compensation.

Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the year ended December 31, 2006 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Robert Levy President, Chief	2006	$0	0	0	0	0	0	0	$0
Executive Officer,
Chief Financial Officer

Outstanding Equity Awards at Fiscal Year-End Table. None.

Employment Agreements

The Company has not entered into any employment agreements with Robert Levy our sole officer and director.

Compensation of Directors

For the period from inception to August 31, 2006 and for the nine months ended May 31, 2007, the Company did not compensate our directors for their services.

AVAILABLE INFORMATION

The Company has filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. The Company refers you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements the Company has made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, the Company will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. The Company will not send the annual report to our shareholders unless requested by the individual shareholders.

 RED ROCK PICTURES HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)

___________________

TABLE OF CONTENTS
___________________

RED ROCK PICTURES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(A DEVELOPMENT STAGE COMPANY)

	May 31, 2007	August 31, 2006
ASSETS	(Unaudited)	(Audited)

CURRENT ASSETS
Cash and cash equivalents	$2,357	$1,085
Notes receivable	-	820
Prepaid expenses	2,137	-

Total Current Assets	4,494	1,905

Production advances and accrued interest	1,794,885	-

TOTAL ASSETS	$1,799,379	$1,905

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$52,121	$19,635
Advances from shareholder	16,031	4,031

TOTAL LIABILITIES	68,152	23,666

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock - $.001 par value; 5,000,000 shares authorized, none issued or outstanding	-	-
Common stock - $.001 par value; 120,000,000 shares authorized, 62,462,495 shares outstanding	62,462	60,350
Additional paid-in capital	5,078,569	-
Deficit accumulated during the development stage	(3,409,804)	(82,111)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,731,227	(21,761)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,799,379	$1,905

_______________
See accompanying notes to these financial statements.

RED ROCK PICTURES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(A DEVELOPMENT STAGE COMPANY)

(Unaudited)

	Three Months Ended May 31, 2007	Nine Months Ended May 31, 2007	For the Period From August 18, 2006 (Date of Inception) to May 31, 2007

REVENUE
Interest income	$42,990	$57,144	$57,144

EXPENSES
Financial	-	257	257
Office and general	15,832	63,519	64,121
Professional fees	28,485	59,128	74,136
Rent	6,000	18,000	18,000
Salaries and wages	59,775	126,126	126,126
Stock based compensation	141,806	3,117,806	3,117,806

TOTAL EXPENSES	251,898	3,384,836	3,400,446

NET LOSS	$(208,908)	$(3,327,692)	$(3,343,302)

Loss per common share, basic and diluted	$(0.00)	$(0.05)

Weighted average shares outstanding, basic and diluted	61,199,353	61,412,020

_______________
See accompanying notes to these financial statements.

RED ROCK PICTURES HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(A DEVELOPMENT STAGE COMPANY)

(Unaudited)

	Nine Months Ended May 31, 2007	For the Period From August 18, 2006 (Date of Inception) to May 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,327,692)	$(3,343,302)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock based compensation	3,117,806	3,117,806
Changes in Assets and Liabilities:
Notes receivable	820	820
Prepaid expenses	(2,137)	(2,137)
Accounts payable and accrued liabilities	32,485	47,100

NET CASH USED IN OPERATING ACTIVITIES	(178,718)	(179,713)

CASH FLOWS FROM INVESTING ACTIVITIES:
Production advances and accrued interest	(1,794,885)	(1,794,885)

NET CASH PROVIDED BY INVESTING ACTIVITIES	(1,794,885)	(1,794,885)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances shareholder	12,000	16,031
Financing fees	(37,000)	(37,000)
Issuance of common stock	1,999,875	2,001,955

NET CASH PROVIDED BY FINANCING ACTIVITES	1,974,875	1,964,955

NET CHANGE IN CASH & CASH EQUIVALENTS	1,272	2,357

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,085	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,357	$2,357

_______________
See accompanying notes to these financial statements.

RED ROCK PICTURES HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MAY 31, 2007

(A DEVELOPMENT STAGE COMPANY)
(Unaudited)

1.     ORGANIZATION AND NATURE OF BUSINESS

Nature of Business

Red Rock Pictures, Inc. was incorporated on August 18, 2006 under the laws of the State of Nevada and was acquired by Red Rock Pictures Holdings Inc. (the "Company") on August 31, 2006.  The Company is a development stage company that plans to engage in the business of financing, producing and licensing feature-length motion pictures worldwide.

Organization

In August 2006, Red Rock Pictures, Inc. consummated a Share Exchange Agreement, whereby 100% of its shares were acquired by Maneki Mining Inc. ("Maneki"), a Nevada corporation, in exchange for 1,800,000 shares of Maneki.  As a result of the transaction, the former shareholders of the Red Rock Pictures, Inc. received approximately 51% ownership of Maneki.  The merger was therefore accounted for as a recapitalization of the Red Rock Pictures, Inc. into a shell company.  Accordingly, the issuance of shares will be recorded by eliminating Maneki's assets, share capital and earnings.

The above transaction has been accounted for as a reverse merger (recapitalization) with Red Rock Pictures, Inc. being deemed the accounting acquirer and Maneki Mining Inc. being deemed the legal acquirer.  Accordingly, the historical financial information presented in the financial statements is that of Red Rock Pictures, Inc. (since August 18, 2006 the date of inception) as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital.  The basis of the assets and liabilities of Red Rock Pictures, Inc., the accounting acquirer, has been carried over in the recapitalization.  In addition, Maneki agreed to cancel 1,500,000 shares of its common stock.  The terms of the Agreement, were consummated on August 31, 2006 and Maneki now owns 100% of the equity interests of Red Rock Pictures, Inc.

On October 31, 2006, Maneki Mining Inc. filed a certificate of amendment, changing the legal name of the corporation to Red Rock Pictures Holdings Inc.

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information and with the instructions to Form 10-QSB and item 310 under subpart A of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month period ended May 31, 2007 are not necessarily indicative of the results that may be expected for the year ending August 31, 2007. For further information, refer to the financial statements and footnotes thereto included in the Company’s annual report on Form 10-KSB for the year ended August 31, 2006.

2.     GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The Company has experienced losses from operations since inception that raise substantial doubt as to its ability to continue as a going concern.

The Company's existence is dependent upon management's ability to develop profitable operations. Management anticipates the Company will attain profitable status through continued business development. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.     RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 requires that public companies utilize a "dual-approach" to assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. The guidance in SAB 108 must be applied to annual financial statements for fiscal years ending after November 15, 2006. Management believes the adoption of this pronouncement will not have a material impact on the Company's consolidated financial statements.

In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company has adopted FSP 00-19-2 and the effect on the financial statement is disclosed in note 5.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

4.     PRODUCTION ADVANCES AND ACCRUED INTEREST

The Company provides production financing to a related company that is a shareholder and that shares certain directors and officers of Red Rock Pictures Holdings Inc.  The production advances bear interest at a rate of 10% per annum, are unsecured and repayable from 100% of any and all net revenues from each picture.  The financing agreement allows for the Company to advance up to $2,000,000 per picture production.  At May 31, 2007 the Company had advanced $1,737,758 and has recorded $57,127 in accrued interest for a total of $1,794,885.  In addition to the interest on these advances, the Company is entitled to receive a net profit participation of twenty five percent (25%) of all net profits from the distribution of the respective picture.

5.     COMMITMENTS AND CONTINGENCY

In September 2006, the Company entered into a premises lease for a period of two years, commencing on September 6, 2006 and terminating on September 6, 2008.  The annual lease payment is $24,000.

In October 2006, the Company entered into an agreement to finance two film production costs for the related party referred to in note 4.  The Company is committed to finance each film up to an amount of $2,000,000 per film.

6.     CAPITAL STOCK

On December 19, 2006, the Company adopted the 2006 Equity Incentive Plan and as such issued 1,200,000 shares of common stock to people as compensation for services and as incentive to take a position on the board of directors.  In accordance with SFAS No. 123 (revised 2004), Share-Based Payment, the fair value of the shares issued was used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value was measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty had been reached and the counterparty's performance was complete. This date was December 19, 2006 at which time the stock was valued at $2.48.  The fair value of the equity instrument has been charged directly to compensation expense and additional paid-in capital.

On February 19, 2007, the Company’s Board of Directors filed a Definitive Information Statement (the “Information Statement”) pursuant to Section 14(c) of the Securities Exchange Act with the Securities and Exchange Commission and mailed the statement to the Company’s shareholders. The Information Statement was filed and mailed in connection with the Board of Directors approval to amend the Company’s Articles of Incorporation to increase its authorized capital to 120,000,000 shares of common stock with a par value of $0.001 per share. The amendment became effective on April 17, 2007.

During the three months ended May 31, 2007, the Company issued 112,495 common shares to investment groups for services, including 3,750 shares issued to Newbridge Securities Corporation for acting as the Company’s exclusive placement agent in connection with the sale of the Company’s common stock to Cornell and 108,475 shares to Cornell, pursuant with Standby Equity Distribution Agreement with Cornell.  These shares were valued at their fair market value on the date of issue and have been recorded as a reduction of equity as the services relate to raising capital.

7.     STOCK OPTION AND EQUITY INCENTIVE PLAN

On February 12, 2007 the Company adopted the 2006 Equity Incentive Plan (the “Plan”), the purpose of which is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Red Rock Pictures Holdings Inc.  The total number of shares reserved and available for grant and issuance pursuant to the Plan is 9,000,000 Shares.  Under the Plan, incentive stock options may be granted to employees, directors, and officers of the Company and non-qualified stock options may be granted to consultants, employees, directors, and officers of the Company.  Options granted under the option plan are for periods not to exceed ten years, and must be issued at prices not less than 100% of the fair market value of the stock on the date of grant. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant.

On February 14 2007 the Company filed a Form S-8 Registration Statement ‘Securities to be offered to Employees in Employee Benefit Plans’.  Under the terms of this filing the company registered 9,000,000 shares of common stock with a par value of $.001 per share. The purpose of the plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance through awards of Options and Restricted Stock.

The Company has adopted SFAS No. 123 (revised 2004), Share-Based Payment requiring that compensation cost relating to share-based payment awards made to employees and directors be recognized in the financial statements.  The cost for such awards is measured at the grant date based on the calculated fair value of the award. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods (generally the vesting period of the equity award) in the Consolidated Statement of Operations.

In March 2007 the Company granted 2,400,000 stock options under the Plan at an exercise price of $2.56 that vest over three years and with an expiration date of seven years. These options were valued at a price of $0.85 per share or $2,041,608 amortized over the vesting period of three years from the grant date and have been included in Stock based compensation in the Consolidated statement of Operations. The options were valued using the Black Scholes Option Pricing Model with the following input variables and assumptions: exercise price $2.56; stock price on the date of grant $2.57; calculated volatility amounted to 27%; calculated average term of maturity of 5 years; an estimated risk free rate of 4.46% based on the seven year US Treasury zero-coupon yield curve; amortized over the period of benefit which is the vesting period of three years, commencing on the grant date of March 14, 2007.

8.     AGREEMENTS

On April 5, 2007, the Company entered into a Standby Equity Distribution Agreement (“Agreement”) with Cornell Capital Partners, LP (“Cornell”). Pursuant to this Agreement, Cornell has committed to purchase up to $20,000,000 of common stock over the course of twenty-four months. The amount that the Company shall be entitled to request from each purchase (the “Advance”) shall be up to $2,000,000.  The Advance date shall be the date that Cornell receives an advance notice of a draw down by the Company. The purchase price shall be set at 97% of the market price of the common stock during the pricing period. The pricing period shall be the five consecutive trading days immediately after the Advance notice date. There are advance restrictions applied on days between the Advance date and the closing date with respect to that particular advance. During this time, the Company shall not be entitled to deliver another advance notice. On each Advance date the Company shall pay to the Cornell, directly out of the gross proceeds of each Advance, an amount equal to 5% of the amount of each Advance.

On April 5, 2007, the Company issued to Cornell a warrant to purchase 56,247 shares of the Company’s common stock at an exercise price of $2.6668 (the “Warrant”).   In addition, the Company issued to Cornell 108,745 shares of the Company’s common stock which are held in escrow until the earlier of (i) the effectiveness of the registration statement, as this term is defined in the registration rights agreement or (ii) 120 days from the date hereof (collectively referred to as the “Calculation Date”).  In the event that such calculation will result in the issuance of a greater number of shares of the Company’s common stock than Cornell’s shares, the Company shall issue to Cornell, Cornell’s shares and an additional number of shares of the Company’s common stock equal to the difference between the number of Cornell’s shares and Two Hundred Ninety Thousand Dollars ($290,000) divided by the volume weighted average price (“VWAP”) of the Company’s common stock, as quoted by Bloomberg, LP, on the Calculation Date.  In the event that Two Hundred Ninety Thousand Dollars ($290,000) divided by the VWAP of the Company’s common stock, as quoted by Bloomberg, LP, on the Calculation Date equals shares of the Company’s common stock in an amount less than the Cornell’s shares held in escrow, then the escrow agent shall return such Cornell’s shares to the Company’s transfer agent and request that they issue directly to the Cornell, within five business days of the Calculation Date, the reduced Cornell’s shares. Management does not plan to draw down any equity against this agreement at this time.

The Company engaged Newbridge Securities Corporation to act as the Company’s exclusive placement agent in connection with the sale of the Company’s common stock to the Cornell.  As compensation for these services, the Company issued a total of 3,750 shares of the Company’s common stock.

On July 10, 2007, the Company entered into an Equity Distribution Agreement with IFG Opportunity Fund, LLC (“IFG”) with terms similar to the agreement entered with Cornell with the following exceptions:

●       The total commitment with IFG is $25,000,000 versus $20,000,000 with Cornell.
●      The Company will pay to IFG, directly out of the gross proceeds of each advance, an amount equal to three percent (3%) of the amount of each advance versus five percent (5%) to Cornell.
●      The Company issued 100,000 shares of its common stock to IFG versus 108,745 shares of the Company’s common stock to Cornell.  The shares of the Company’s common stock and warrants to Cornell are still payable despite management’s intent not to draw down on the available funds.

9.     SUBSEQUENT EVENTS

On June 8, 2007, the Company entered into loan agreements with the N. Williams Family Investments, L.P. and Daniel Laikin (collectively, “Williams-Laikin”) for $1,000,000 each for a total of $2,000.000.  The proceeds of these loans are to fund the Company’s obligation to advance production costs to National Lampoon for a motion picture production.  The loan is secured by the film.  The loans bear six percent (6%) interest and are to be repaid out of the proceeds of equity raised of the Company or sales efforts of the motion picture. In addition to the interest on these advances, Williams-Laikin are entitled to receive fifteen percent (15%) of the twenty five percent (25%) of all net profits from the distribution of the respective picture received by Red Rock Pictures Holdings Inc. as described in note 4.

In addition, the Company issued to Williams-Laikin 520,833 shares of the company’s common stock which represents the number of shares computed by dividing $1,000,000 by $1.92 (the computed lowest VWAP for the five days prior to the execution of the Williams-Laikin loans). In the event that Company’s common stock falls below $1.92 on the six-month anniversary of the Williams-Laikin loans, than the Company shall issue to Williams-Laikin an additional number of shares of the Company’s common stock equal to the difference between the number of Williams-Laikin shares and one million dollars ($1,000,000) divided by the VWAP of the Company’s common stock, as quoted by Bloomberg, LP, on the calculation date.

On June 21, 2007, the Company granted 360,000 shares of its common stock to an employee for services rendered pursuant to the 2006 Equity Incentive Plan. The shares were issued for consulting services for mergers and acquisition and have been valued at the fair market value of the stock on the date of issue.

On July 6, 2007, the Company entered an Equity Distribution Agreement with IFG Opportunity Fund, LLC (“IFG”) with terms similar to the agreement entered with Cornell with the following exceptions:

●      The total commitment with IFG is $25,000,000 versus $20,000,000 with Cornell.
●      The Company will pay to IFG, directly out of the gross proceeds of each advance, an amount equal to three percent (3%) of the amount of each advance versus five percent (5%) to Cornell.
●      The Company issued 100,000 shares of its common stock to IFG versus 108,745 shares of the Company’s common stock to Cornell.  The shares of the Company’s common stock and warrants to Cornell are still payable despite the termination.

RED ROCK PICTURES HOLDINGS INC.
(A Development Stage Company)
CONSOLIDATED FINANCIAL STATEMENTS
31 AUGUST 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Red Rock Pictures Holdings Inc.

We have audited the accompanying consolidated balance sheet of Red Rock Pictures Holdings Inc., a development stage company, as of 31 August 2006 and the related statements of loss, stockholders' deficit and cash flows for the period from 18 August 2006 (date of inception) to 31 August 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, such consolidated financial statements present fairly, in all material respects, the financial position of Red Rock Pictures Holdings Inc., a development stage company, as of 31 August 2006 and the related statements of loss, stockholders' deficit and cash flows for the period from 18 August 2006 (date of inception) to 31 August 2006 in accordance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2, the Company has not established a source of revenue and has suffered losses from operations since inception, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“Walker & Company Chartered Accountants Professional Corporation”

Markham, Canada
14 December 2006

RED ROCK PICTURES HOLDINGS INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
AS AT 31 AUGUST

	Note

ASSETS

Current Assets
Cash		$1,085
Notes receivable	4	820

Total Current Assets		1,905

Total Assets		$1,905

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued liabilities		$19,635
Advances from shareholder	5	4,031

Total Current Liabilities		23,666

Total Liabilities		23,666
Commitments	6

Stockholders' Deficit

Capital stock	7	60,350
Deficit accumulated during the development stage		(82,111)

Total Stockholders' Deficit		(21,761)

Total Liabilities and Stockholders' Deficit		$1,905

The accompanying notes are an integral part of these financial statements.

RED ROCK PICTURES HOLDINGS INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF LOSS
FOR THE PERIOD FROM 18 AUGUST 2006 (DATE OF INCEPTION) TO 31 AUGUST 2006

EXPENSES
Professional fees	$15,008
Office and general	602

TOTAL OPERATING EXPENSES	15,610

NET LOSS	$(15,610)

LOSS PER WEIGHTED NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	60,350,000

The accompanying notes are an integral part of these financial statements.

RED ROCK PICTURES HOLDINGS INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM 18 AUGUST 2006 (DATE OF INCEPTION) TO 31 AUGUST 2006

	Common Stock			Accumulated Other		Total
	Shares	Amount	Additional Paid In Capital	Comprehensive Loss	Accumulated Deficit	Stockholders' Deficit

Issuance of common stock at inception	2,080,000	$2,080	$-	$-	$-	$2,080
Acquisition of the net liabilities of Red Rock Pictures, Inc.	58,270,000	58,270	-	-	(66,501)	(8,231)
Net loss	-	-	-	-	(15,610)	(15,610)

Balance, 31 August 2006	60,350,000	$60,350	$-	$-	$(82,111)	$(21,761)

The accompanying notes are an integral part of these financial statements.

RED ROCK PICTURES HOLDINGS INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM 18 AUGUST 2006 (DATE OF INCEPTION) TO 31 AUGUST 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(15,610)
Changes in operating assets and liabilities:
Notes receivable	(820)
Prepaid expenses	900
Accounts payable and accrued liabilities	14,535

CASH USED IN OPERATING ACTIVITIES	(995)

CASH FLOWS USED IN INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	2,080

NET INCREASE IN CASH	1,085

CASH, END OF PERIOD	$1,085

The accompanying notes are an integral part of these financial statements.

RED ROCK PICTURES HOLDINGS INC.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM 18 AUGUST 2006 (DATE OF INCEPTION) TO 31 AUGUST 2006

1.    ORGANIZATION AND NATURE OF BUSINESS

Nature of Business

Red Rock Pictures, Inc. was incorporated on 18 August 2006 under the laws of the State of Nevada and was acquired by Red Rock Pictures Holdings Inc. (the "Company") on 31 August 2006. The Company is a development stage company that plans to engage in the business of developing, financing, producing and licensing feature length motion pictures worldwide. In August 2006, Red Rock Pictures, Inc. consummated a Share Exchange Agreement, whereby 100% of its shares were acquired by Maneki Mining Inc. ("Maneki"), a Nevada corporation, in exchange for 1,800,000 shares of Maneki. As a result of the transaction, the former shareholders of the Red Rock Pictures, Inc. received approximately 51% ownership of Maneki. The merger was therefore accounted for as a recapitalization of the Red Rock Pictures, Inc. into a shell company. Accordingly, the issuance of shares will be recorded by eliminating Maneki's assets, share capital and earnings.

The above transaction has been accounted for as a reverse merger (recapitalization) with Red Rock Pictures, Inc. being deemed the accounting acquirer and Maneki Mining Inc. being deemed the legal acquirer. Accordingly, the historical financial information presented in the financial statements is that of Red Rock Pictures, Inc. (since 18 August 2006 the date of inception) as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital. The basis of the assets and liabilities of Red Rock Pictures, Inc., the accounting acquirer, has been carried over in the recapitalization. In addition, Maneki agreed to cancel 1,500,000 shares of its common stock. The terms of the Agreement,were consummated on 31 August 2006 and Maneki now owns 100% of the equity interests of Red Rock Pictures, Inc.

On 31 October 2006, Maneki Mining Inc. filed a certificate of amendment, changing the legal name of the corporation to Red Rock Pictures Holdings Inc.

2.     GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced losses from operations since inception that raise substantial doubt as to its ability to continue as a going concern.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through continued business development and additional equity investment in the Company.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America. Presented below are those policies considered particularly significant:

Organization and Start up Costs

Costs of start up activities, including organization costs, are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises. The Company has devoted substantially all of its efforts to business planning and development.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recorded for differences between the financial statements and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Fair Value of Financial Instruments

The carrying value of the Company's advances and accounts payable approximates fair value because of the short-term maturity of these instruments.

Comprehensive Income

The Company adopted SFAS No. 130, Reporting Comprehensive Income that establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income is presented in the statements of changes in stockholders' equity and consists of net gains (losses) and unrealized gains (losses) on available for sale marketable securities; foreign currency translation adjustments and changes in market value of future contracts that qualify as a hedge; and negative equity adjustments recognized in accordance with SFAS 87. SFAS No. 130 requires only additional disclosures in the financial statements and does not affect the Company's financial position or results of operations.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings or Loss Per Share

The Company accounts for earnings per share pursuant to SFAS No. 128, Earnings per Share, which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

There were no dilutive financial instruments for the period ended 31 August 2006.

Valuation of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less cost to sell.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity. This standard requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatory redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. The Company adopted SFAS No. 150 during the period ended 31 August 2006. The adoption of SFAS No. 150 did not have a material impact on the financial position or results of operations of the Company.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Inventory Pricing. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and spoilage. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” which was the criterion specified in ARB No. 43. In addition, this statement requires that allocation of fixed production overheads to the cost of production be based on normal capacity of the production facilities. The Company adopted this pronouncement and does not expect the adoption to have a material impact on the financial condition or results of operations for current or future periods.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In December 2004, the FASB issued SFAS 123(R), Share-Based Payment. SFAS 123(R) amends SFAS 123 and APB No. 25. SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after 15 December 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after 15 June 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after 15 December 2005. Management does not expect the adoption of this new standard to have a significant impact on the results of operations or financial position.

In December 2004, the FASB issued SFAS 153, Exchanges of Non Monetary Assets, an amendment to Opinion No. 29, Accounting for Non Monetary Transactions. Statement 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for non monetary asset exchanges occurring in periods beginning after 15 June 2005. Earlier application is permitted. Management does not expect adoption of SFAS 153 to have a significant impact on the Company’s financial statements.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, Accounting for Conditional Assets Retirement Obligations—An Interpretation of FASB Statement No. 143. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. Management does not expect the adoption of this new standard to have a significant impact on the results of operations or financial position.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections which changes the requirements for the accounting for and reporting of voluntary changes in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless impracticable. SFAS 154 supersedes Accounting Principles Board Opinion No. 20, Accounting Change (APB 20), which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS 154 also makes a distinction between retrospective application of an accounting principle and the restatement of financial statements to reflect correction of an error. SFAS 154 carries forward without changing the guidance contained in APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 applies to voluntary changes in accounting principle that are made in fiscal years beginning after 15 December 2005. Management does not expect that the adoption of SFAS 154 will have a significant impact on the financial condition or results of operations.

4.     NOTES RECEIVABLE

The notes are receivable from certain founders of the Company in consideration for 800,000 common stock issued at $0.001 as described in note 5. The notes bear interest at 6.75% per annum and are due on demand.

5.     ADVANCES FROM SHAREHOLDER

The advances from a shareholder, to fund operating expenses, are non‑interest bearing, unsecured and are due on demand.

6.     COMMITMENTS

 In September 2006, the Company entered into a premises lease for a period of two years, commencing on 6 September 2006 and terminating on 6 September 2008. The annual lease payment is $24,000.

7.     CAPITAL STOCK

Authorized
75000000	common stock, $0.001 par value
5,000,000	preferred stock, $0.001 par value
Issued
60,350,000	Common stock	$ 60,350

On 18 August 2006, 2,080,000 common stock were issued to the founders of the Company for $0.001.

On 31 August 2006, the Company issued 1,800,000 common stock in exchange for all of the issued and outstanding shares of Red Rock Pictures, Inc.

On 31 August 2006, the Company cancelled 1,500,000 of its common stock at par value.

On 31 August 2006, the Company effectuated a 17 for 1 forward stock split of its common stock.

8.     SUPPLEMENTAL CASH FLOW INFORMATION

During the period ended 31 August 2006, there was no interest or taxes paid by the Company.

9.     INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109. SFAS No. 109 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The effects of future changes in tax laws or rates are not anticipated.

Under SFAS No. 109 income taxes are recognized for the following: a) amount of tax payable for the current year and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

As at 31 August 2006, there were no differences between financial reporting and tax bases of assets and liabilities. The Company will have tax losses available to be applied against future years' income as result of the losses incurred. However, due to the losses incurred in the period and expected future operating results, management determined that it is more likely than not that the deferred tax asset resulting from the tax losses available for carryforward will not be realized through the reduction of future income tax payments. Accordingly a 100% valuation allowance has been recorded for deferred income tax assets.

10.    SUBSEQUENT EVENTS

 On 27 October 2006, the Company issued 120,000 of common stock for net proceeds of $300,000.

RED ROCK PICTURES HOLDINGS, INC.

18,224,334, Shares of Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT THE COMPANY HAS REFERRED YOU TO. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.